Exhibit 3(d)

PITNEY BOWES INC.

AMENDED AND RESTATED BY-LAWS
(effective May 10, 2011)

ARTICLE I
MEETINGS OF STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such place and time, as the Chairman of the Board or the Board of Directors shall designate.

Section 2. Special Meeting. Special meetings of the stockholders may be called by the Board of Directors, as provided in Article I, Section 7.

Section 3. Notice of Meetings. Subject to the provisions of the Amended and Restated Certificate of Incorporation and except as otherwise required by law, written notice of an annual or special meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days prior to the meeting to each stockholder entitled to vote at the meeting. In the case of a special meeting of stockholders, the purpose or purposes for which the meeting is called shall be set forth in the notice. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

Section 4. List of Stockholders. The Secretary or the Treasurer shall prepare and make, or cause the Transfer Agent to prepare and make, at least ten (10) days before every meeting of stockholders, a complete list, as of the record date, of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of, and the number of shares registered in the name of, each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders, or to vote in person or by proxy at any meeting of stockholders.

Section 5. Advance Notice Procedures. (a) General. The business to be conducted at any stockholder’s meeting of the Corporation and nominations for the election of directors of the Corporation’s Board of Directors at any stockholder’s meeting of the Corporation shall be limited to such business and nominations as shall comply with the procedures set forth in this Article I and in Article II of these By-laws.

(b) Notification of Stockholder Business. At a special meeting of stockholders only such business shall be conducted as shall have been set forth in the notice of special meeting. At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise (a) properly requested to be brought before the meeting in accordance with this By-law by a stockholder of record entitled to vote in the election of directors generally, and (b) constitute a proper subject for stockholder action to be brought before such meeting.

For business to be properly brought before an annual meeting by the stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not later than 90 days in advance of such meeting. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and in the event that such business includes a proposal to amend the By-laws of the Corporation, the language of the proposed amendment, (b) the name and address, as they appear on the Corporation’s books, of the stockholder intending to propose such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder and such beneficial owner, if any, (d) a representation that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such business, (e) any material interest of the stockholder and the beneficial owner in such business, and (f) a representation whether the stockholder and the beneficial owner, if any, intends or is part of a group which intends to (i) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and (ii) otherwise solicit proxies from stockholders in support of such proposal. Nominations for elections of directors at either an annual or special meeting of stockholders shall be made, if at all, in accordance with Section 6 of Article II of these By-laws.

Notwithstanding anything in the By-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 5. The chairman of the annual meeting may, if the facts warrant, determine and declare to the meeting that (i) the business proposed to be brought before the meeting was not a proper subject therefor and/or (ii) such business was not properly brought before the meeting and in accordance with the provisions of this Section 5 and/or (iii) the stockholder or beneficial owner has solicited or is part of a group which has solicited proxies in support of such proposal without having made the representation required by clause (f) of this Section 5, and, if the chairman should so determine, he may so declare to the meeting and any such proposed business shall not be transacted.

(c) Notice. For purposes of this Section 5, and of Section 6 of Article II of these By-laws, reference to a requirement to deliver notice of information to the Corporation a set number of days in advance of an annual meeting shall mean that such notice must be delivered such number of days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered to the Corporation not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which notice of such meeting is first given to stockholders. For purposes of these By-laws, notice shall be deemed to be first given to stockholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(d) Notwithstanding the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 5 and in Article II, Section 6 of these By-laws. Nothing in this Section 5 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 6. Adjournments. Subject to the provisions of Article I, Section 7 hereof, any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 7. Quorum and Voting. At any meeting of stockholders the holders of a majority of the shares entitled to vote thereat shall constitute a quorum for the transaction of any business. At each meeting of the stockholders for the election of directors at which a quorum is present, each director shall be elected by a majority of the votes cast; provided that (i) if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes of the stockholders entitled to vote thereon, present in person or by proxy, shall be the directors for the term as set forth in the Amended and Restated Certificate of Incorporation (even if less than a majority), and (ii) no more than the authorized number of directors to be elected as fixed by the Board of Directors shall be elected. For purposes of the Section, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” the director. If a director is not elected, the director shall tender his or her resignation to the Board. The Governance Committee of the Board (the “Governance Committee”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected thereafter at a special meeting of the stockholders called for that purpose in the manner provided in these By-laws. Each other question properly presented to any meeting of stockholders shall be decided by a majority of the votes cast on the question entitled to vote thereon, except as otherwise required by law or the Amended and Restated Certificate of Incorporation. Elections of directors shall be by ballot but the vote upon any other question need be by ballot only if so ordered by the person presiding at the meeting, or by a vote of a majority of the stockholders, present in person or by proxy, entitled to vote on the question. In the event of lack of a quorum, the chairman of the meeting or majority in interest of the stockholders present in person or by proxy may adjourn the meeting from time to time until a quorum shall be obtained.

Treasury shares as of the record date shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Section 8. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the person presiding over the meeting. The Board of Directors may (i) appoint a person to preside over meetings of stockholders (in the absence of the Chairman of the Board, the Chief Executive Officer and the President), and (ii) adopt by resolution such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 9. Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his ability.

The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE II
BOARD OF DIRECTORS

Section 1. Powers of Board. The business of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by the Board of Directors but shall not be less than three. Commencing with the 2011 annual meeting of stockholders, the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually for terms expiring at the next succeeding annual meeting; provided, however, that Directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders, Directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders, and Directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders.

Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in Article II, Section 6 of these By-laws.

Section 4. Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until such Director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Section 5. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Section 6. Notification of Nominations. Only such persons who are nominated in accordance with the procedures set forth in this Section 6 shall be eligible to be elected at an annual meeting or, in accordance with the provisions of Article I, Section 5 of these By-laws, a special meeting of stockholders of the Corporation to serve as directors. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors by any stockholder of record entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination (and of the beneficial owner, if any, on whose behalf the nomination is made) and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder (and beneficial owner, if any) and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; (e) the consent of each nominee to serve as a director of the Corporation if so elected; and (f) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee(s) and (b) otherwise solicit proxies from stockholders in support of such nomination. The chairman of the meeting may refuse to acknowledge or permit the nomination of any person not made in compliance with the foregoing procedure or if the stockholder or beneficial owner has solicited or is part of a group which has solicited proxies in support of such nomination without having made the representations required by clause (f) of this Section 6.

Section 7. Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business; but if at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time. Except in cases in which the Amended and Restated Certificate of Incorporation or these By-laws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 8. First Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business. Notice of such meeting need not be given. In the alternative, such first meeting may be held at any other time which shall be specified in a notice given as hereinafter provided, for special meetings of the Board of Directors.

Section 9. Regular Meetings. Regular meetings of the Board of Directors may be held, without notice, at such times and places as may be fixed by the Board.

Section 10. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman or by any two of the directors. Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, New York time, on the third day prior to the meeting, or by electronic transmission, written message or orally to the director not later than noon, New York time, on the day prior to the meeting. Notices are deemed to have been given: by mail, when deposited in the United States mail; by electronic transmission, at the time of transmission; and by messenger, at the time of delivery. Notices by mail, electronic transmission or messenger shall be sent to each director at the address designated by him for that purpose, or, if none has been designated, at his last known residence or business address.

A notice of meeting of the Board of Directors need not specify the purpose of any meeting of the Board of Directors.

Section 11. Organization. The Chairman of the Board of Directors shall preside at meetings of the Board; in the Chairman’s absence, a member of the Board selected by the members present shall preside at meetings of the Board. The Secretary of the Corporation shall act as Secretary, but in his absence the presiding officer may appoint a Secretary.

Section 12. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board of Directors or to the Chairman or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, or if no time is specified, upon receipt thereof. Unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy created by a resignation may be filled in the same manner as prescribed under Article II, Section 4, hereof.

Section 13. Compensation of Directors. The Board of Directors shall have authority to fix the compensation and provide for the reimbursement of expenses of directors in respect of their service in any capacity.

Section 14. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 15. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-laws.

ARTICLE III
OFFICERS

Section 1. Election; Term of Office. The officers of the Corporation shall be elected by and shall serve at the pleasure of the Board of Directors. There may be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may determine. Subject to the provisions of these By-laws, officers shall hold their offices until their successors are elected and qualified or until their earlier death, resignation or removal. Any number of offices may be held by the same person.

Section 2. Powers and Duties. The officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the By-laws,

or by the Board of Directors, and to the extent not so prescribed pursuant to the By-laws, they shall have such authority and perform such duties in the management of the Corporation, subject to the control of the Board, as generally pertain to their respective offices.

Section 3. Chairman of the Board. The Chairman of the Board shall preside at the meetings of the Board and of stockholders and shall see that all orders and resolutions of the Board are carried into effect.

Section 4. Chief Executive Officer. The Chief Executive Officer shall have general and active supervision and management of the business of the Corporation. In the absence of the Chairman, he shall preside at meetings of stockholders.

Section 5. President. The President shall be the chief operating officer of the Corporation. In the absence of the Chairman and the Chief Executive Officer, he shall preside at meetings of stockholders.

Section 6. Resignation, Removal and Vacancies. Any officer may resign at any time upon written notice to the Corporation. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of a quorum of Directors. The Board of Directors may fill any vacancies resulting from death, resignation, or removal of an officer in the same manner as provided for the election or appointment of such person.

ARTICLE IV
OTHER MATTERS

Section 1. Corporate Seal. The corporate seal shall be in such form as the Board of Directors shall prescribe. Said seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise used. The Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer may affix the seal to any instrument signed by a duly authorized officer, or when specifically authorized by the Board of Directors, and may attest the same. Unless otherwise provided by the Board of Directors, the seal may also be attested by any officer of the Corporation except the officer signing the instrument on behalf of the Corporation.

Section 2. Waiver of Notice. Whenever any notice is required to be given under the Amended and Restated Certificate of Incorporation, the By-laws or otherwise by law, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

Section 3. Voting of Stocks Owned by the Corporation. The Chairman of the Board of Directors or such other person as the Board of Directors may designate shall be authorized to attend, vote and grant proxies to be used at any meeting of stockholders of any corporation in which the Corporation may hold stock.

Section 4. By-law Amendment. Subject to the provisions of the Amended and Restated Certificate of Incorporation, these By-laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority of the votes cast on the question entitled to vote thereon; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Amended and Restated Certificate of Incorporation and these By-laws, the Board of Directors may, by majority vote of those present at any meeting at which a quorum is present, amend these By-laws or enact such other By-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.

Section 5. Construction. The masculine gender, where appearing in these By-laws, shall be deemed to include the feminine gender.